Exhibit 2

[*] indicates that a confidential portion of the text of this agreement has been omitted.



                                                                  Execution Copy

                                LICENSE AGREEMENT

     This License Agreement (this "Agreement"), effective as of December 29, 2003 (the "Effective Date"), is entered into by and between XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland having offices at Shannon Airport House, Shannon, County Clare, Ireland (with its Affiliates "XOMA"), and Diversa Corporation, a Delaware corporation, with offices at 4955 Directors Place, San Diego, California, 92121-1609 (with its Affiliates, "DIVERSA").

                                   BACKGROUND

     A. XOMA is the owner or exclusive licensee of certain patent rights and know-how relating to bacterial cell expression, and DIVERSA wishes to acquire non-exclusive licenses under such patent rights and know-how; and

     B. XOMA is willing to grant DIVERSA non-exclusive licenses, on the terms and conditions set forth below, in order to permit DIVERSA to engage in certain research, development and commercial activities; and

     C. DIVERSA has a business based on the discovery, evolution, development and commercialization of novel biomolecules for chemical, industrial, agricultural and pharmaceutical applications.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

     In this Agreement, the following terms shall have the meanings set forth in this Article.

     1.1 "Affiliate" means any company, corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto. For purposes of this Agreement, with respect to any company, corporation or other entity, "control" (including, with correlative meanings, the terms "controlled" and "controlling") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject company, corporation or other entity, whether through the ownership of voting securities, by agreement or otherwise.

     1.2 "Antibody Evolution" means the alteration of the nucleic acids encoding an Immunoglobulin by [*] as described in the DIVERSA Patent Rights, by means other than Antibody Phage Display.

     1.3 "Antibody Phage Display" means the use of antibody phage display materials or the conduct of antibody phage display, including without limitation to conduct Research and Development.

     1.4 "Change in Control" means, with respect to Diversa Corporation or XOMA Ltd., any transaction or series of transactions as a result of which any person or group (as defined under Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")) , excluding any employee benefit plan, or related trust, sponsored or maintained by such entity or any entity controlled by such entity becomes, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the total voting power of such entity's equity securities.

     1.5 "Commercial Antibody Evolution Business" means, with respect to protein or other evolution services, libraries, products or materials, the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of such protein or other evolution services, libraries, products and materials.

     1.6 "Commercial Antibody Phage Display Business" means, with respect to immunoglobulin or antibody phage display services, libraries, products or materials, the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of such immunoglobulin or antibody phage display services, libraries, products and materials.

     1.7 "Confidential Information" means any proprietary or confidential information or material disclosed by a party to the other party pursuant to this Agreement, which is (i) disclosed in tangible form hereunder and is designated thereon as "Confidential" at the time it is delivered to the receiving party, or
(ii) disclosed orally hereunder and identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

     1.8 "Development Partner" means a Third Party from whom a party either in-licenses a target for development and/or commercialization or with whom a party shares the economic risk of development or commercialization of a target or product being developed or commercialized on behalf of the applicable party.

     1.9 "DIVERSA Collaborator" means any person or entity on whose behalf DIVERSA engages in Antibody Evolution and/or a person or entity who is the intended recipient of Licensed Immunoglobulins or Licensed Immunoglobulin Information transferred from DIVERSA; provided, however, that such person or entity shall not be deemed to be a DIVERSA Collaborator unless and until the requirements of Section 2.5 are complied with. Except as expressly set forth on
Schedule 2.8(i) and Schedule 2.8(ii), no person or entity shall be deemed to be a DIVERSA Collaborator if such person or entity is engaged in a Commercial Antibody Phage Display Business or a Commercial Antibody Evolution Business unless, pursuant to a written agreement (other than this Agreement), executed after the Effective Date, XOMA has granted to such person or entity a valid license or covenant not to sue under the XOMA Patent Rights which explicitly extends to the activities identified in this second sentence of Section 1.9. XOMA shall provide DIVERSA prompt written notice of those written agreements or covenants not to sue which satisfy the requirements of the prior sentence. No person or entity may claim



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

the status of DIVERSA Collaborator with respect to any acts or activities which are unrelated to the conduct of Antibody Evolution.

     1.10 "DIVERSA Direct Costs" means those FTE costs incurred by DIVERSA in the performance of those activities undertaken pursuant to a DIVERSA Action Plan (as defined in Section 4.3). In determining "DIVERSA Direct Costs" chargeable under this Agreement pursuant to each DIVERSA Action Plan, DIVERSA shall use its established project accounting system . A DIVERSA "Full Time Equivalent" or "FTE" shall mean the equivalent of one full year of work on a full time basis by a scientist or other professional (whether an employee or independent contractor of DIVERSA) possessing skills and experience necessary to carry out the research activities by DIVERSA contemplated by this Agreement, determined in accordance with DIVERSA's normal policies and procedures. The FTE rate shall be [*] United States Dollars (US$[*]). Specifically excluded from the definition of DIVERSA Direct Costs are any amounts partially allocable to other projects or activities (internal or otherwise) other than a XOMA Project (as defined in Section 4.3).

     1.11 "DIVERSA Evolution Technologies" means the inventions patentable under applicable patent law that are claimed in the DIVERSA Patent Rights which both
(a) are owned or controlled by DIVERSA and (b) either (i) comprise evolution of a gene and/or gene pathway by [*], or (ii) comprise evolution of a gene and/or gene pathway by [*] described in the DIVERSA Patent Rights.

     1.12 "DIVERSA Field" means (a) Research and Development and (b) the diagnosis, treatment, prevention or prophylaxis of any human or animal condition or disease. The DIVERSA Field shall not include any Non-Approved Uses.

     1.13 "DIVERSA Patent Rights" means the inventions patentable under applicable patent law that are claimed in the patent applications and patents listed on Schedule 1.13(a) hereto and all divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any patents or patent applications, whether now existing or obtained in the future, owned or controlled by DIVERSA containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications); and any patents or patent applications covered by any DIVERSA Third Party Licenses, a list of which is set forth on Schedule 1.13(b).

     1.14 "DIVERSA Product" means any composition of matter or article of manufacture, including without limitation any diagnostic, prophylactic or therapeutic product, which (a) contains or comprises a Licensed Immunoglobulin; and/or (b) was discovered, isolated, characterized, or made by any materials or methods that either claim the benefit of the licenses granted under Article 2 or would constitute practice of or are otherwise covered by the XOMA Patent Rights or the XOMA Know-How; and/or (c) contains or comprises an Immunoglobulin and is made, used or sold by or on behalf of DIVERSA, a DIVERSA Collaborator or a Development Partner of DIVERSA under conditions which either claim the benefit of the licenses granted under Article 3 or would constitute practice of or are otherwise covered by the XOMA Patent Rights or the XOMA Know-How.



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

     1.15 "DIVERSA Technology Platform" means all know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formulas, media and all cell lines, reagents, protocols and other information, whether or not patentable, relating to biomolecule discovery and biomolecule optimization, biomolecule expression and/or manufacturing, in each case which are owned by or licensed to DIVERSA as of the Effective Date and are disclosed to XOMA in writing and used in connection with a XOMA Project.

     1.16 "DIVERSA Third Party Licenses" means those license agreements between DIVERSA and any Third Party relating to the subject matter of Article 4 of this Agreement.

     1.17 "Dispose" means to transfer, assign, lease, or in any other fashion dispose of control, ownership or possession, but shall not mean to license or sell. "Disposition" shall have the correlative meaning.

     1.18 "Economic Consideration" means [*] (other than Net Sales on which a royalty has been paid pursuant to Section 5.5) and shall include [*] and shall include [*], in each case where any of products, materials, services or activities of DIVERSA (whether on its own behalf or on behalf of a DIVERSA Collaborator) produced, provided, rendered or conducted in consideration of such Economic Consideration claim the benefit of the licenses granted hereunder or would constitute practice of or are otherwise covered by the XOMA Patent Rights or the XOMA Know-How, but excluding [*]. All forms of "Economic Consideration" other than cash shall be valued at their Fair Market Value at the time of receipt by DIVERSA. If a Third Party makes an equity investment in DIVERSA as part of such consideration, then [*] shall not be included in Economic Consideration.

     1.19 "Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arm's length transaction, assuming each party acts with full knowledge of the facts and without undue pressure or compulsion to complete such transaction as determined by mutual agreement of the parties hereto in good faith. For purposes of calculating Fair Market Value, the value of any securities (whether debt or equity) that are freely tradable in an established public market will be determined on the basis of the average closing price in such market during the ten business days prior to the date upon which the determination is to be made (the "Valuation Period"), and the value of securities that are not freely tradable (or have no established public market) or other property will be the fair market value of such securities or other property upon receipt by DIVERSA as determined in good faith and upon mutual agreement of XOMA and DIVERSA or, if agreement cannot be reached, as calculated by a nationally recognized investment bank retained by XOMA, and reasonably acceptable to DIVERSA, and whose fees shall be shared equally by the parties.

     1.20 "First Commercial Sale" means the initial transfer by a Selling Party (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which the Selling Party is a participant) of a DIVERSA Product or XOMA Development Product, as the case may be, for value and not for demonstration, testing or promotional purposes.

     1.21 "Immunoglobulin" means any molecule, including without limitation, full immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules) and ScFv, Fv and Fab mole-cules, that has an amino acid sequence by virtue of which it specifically interacts with an antigen and wherein that amino acid sequence consists essentially of a functionally operating region of an antibody variable region including without limitation any naturally occurring or recombinant form of such a molecule.

     1.22 "Licensed Immunoglobulin" means (a) with respect to the licenses and rights granted pursuant to Article 2, any Immunoglobulin discovered, isolated or characterized by DIVERSA through the use of Antibody Evolution, and (b) with respect to the licenses granted pursuant to Article 3, any Immunoglobulin. For the avoidance of doubt, for purposes of Sections 5.5(a) and (c) hereof, Licensed Immunoglobulin includes any Immunoglobulin discovered using Antibody Evaluation but outside the Manufacturing Field, and for purposes of Sections 5.5(b) and (c) hereof, Licensed Immunoglobulin includes any Immunoglobulin within the Manufacturing Field. 1.23 "Licensed Immunoglobulin Information" means any data, know-how or other information relating, concerning or pertaining to a Licensed Immunoglobulin, including without limitation data, know-how or other information characterizing or constituting such Licensed Immunoglobulin's polynucleotide or amino acid sequence, purported function or utility, antigen binding affinity, or physical or biochemical property.

     1.24 "Manufacturing Field" means the production in prokaryotes of an Immunoglobulin for the treatment, diagnosis or prophylaxis of a human or animal disease or condition in quantities which exceed Research Quantities, and shall include commercial, industrial or clinical scale production.

     1.25 "Net Sales" means, solely with respect to sales by a Selling Party (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which such an entity is a participant), the gross amount invoiced by the Selling Party (or such joint venture or similar arrangement) to an independent Third Party less the following items:

          (a) Trade, cash and quantity discounts actually allowed and taken directly with respect to such sales;

          (b) Excises, sales taxes or other taxes imposed upon and paid directly with respect to such sales (excluding national, state or local taxes based income);

          (c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of rebates or retroactive price reduction; and

          (d) Freight, transportation and insurance.

     1.26 "Non-Approved Uses" means any and all uses not directly related to Research and Development or the diagnosis, treatment, prevention or prophylaxis of any human or animal condition or disease and shall expressly include (a) catalog or on-line sales of cloning or expression vectors, reagents or research or commercial kits; (b) expression of peptides or polypeptides, including immunoglobulins or binding fragments thereof, on cell surfaces or viral surfaces; (c) identification, selection or expression of proteins, reagents, and/or enzymes or compositions of matter for purely industrial uses or which are useful in the chemical industry and/or industrial manufacturing processes, including without limitation the identification, selection or expression of catalytic antibodies; and (d) plant science or agricultural applications.

     1.27 "Research and Development" means creation, identification, analysis, research, characterization or development of actual or potential products (including, without limitation antibody array or chip). Included within the definition of "Research and Development", without limiting such definition, shall be the identification, selection, isolation, purification, characterization, study and/or testing of an Immunoglobulin and all in vitro screening or assays customarily performed in pre-clinical and clinical research and uses associated with obtaining FDA or equivalent agency regulatory approval. "Research and Development" shall not include commercial or industrial manufacture or any activities solely directed to the creation of such capacities.

     1.28 "Research Quantities" means those quantities of an Immunoglobulin reasonably required for Research and Development purposes.

     1.29 "Selling Party" means, as applicable, DIVERSA, a DIVERSA Collaborator or a Development Partner of DIVERSA or XOMA or a Development Partner of XOMA or licensee of XOMA.

     1.30 "Third Party" means any person or entity other than DIVERSA or XOMA.

     1.31 "Valid Claim" means (i) a claim of an issued and unexpired patent included within the DIVERSA Patent Rights or the XOMA Patent Rights, as the case may be, which has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a pending patent application within the DIVERSA Patent Rights or the XOMA Patent Rights, as the case may be.

     1.32 "XOMA Development Product" means any composition of matter or article of manufacture consisting essentially of an Immunoglobulin or protein discovered or optimized by DIVERSA for XOMA pursuant to a DIVERSA Action Plan and where such Immunoglobulin or protein was discovered or optimized using techniques, methods or materials covered by one or more Valid Claims of any patent or patent application controlled by DIVERSA, including the DIVERSA Patent Rights.

     1.33 "XOMA Know-How" means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols, whether now existing or obtained in the future, owned by XOMA which XOMA has the right to license or sublicense and which may be necessary for the practice of the XOMA Patent Rights or which would be misappropriated by the activities of DIVERSA, the DIVERSA Collaborators or the Development Partners of DIVERSA contemplated hereunder but for this Agreement, and which are disclosed to DIVERSA under this Agreement. XOMA Know-How shall not include the XOMA Patent Rights. All XOMA Know-How shall be Confidential Information of XOMA.

     1.34 "XOMA Patent Rights" means the inventions patentable under applicable patent law that are claimed in the patent applications and patents listed on
Schedule 1.34 hereto and all



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

divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any patents or patent applications, whether now existing or obtained in the future, owned or controlled by XOMA containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications).

     1.35 "XOMA Technology Platform" means all know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formulas, media and all cell lines, reagents, protocols and other information, whether or not patentable, that either (a) constitute or relate to any biological target, antigen, receptor, cell, expression vector, disease, condition, nucleic acid, protein (including, without limitation, an Immunoglobulin) or protein-conjugate which is the subject of or arises out of any XOMA Project or (b) relate to the discovery, optimization, expression or manufacture of Immunoglobulins, in each case which are owned by or licensed to XOMA as of the Effective Date and are disclosed to DIVERSA or used by DIVERSA or XOMA in connection with a XOMA Project. For the avoidance of doubt, the term "XOMA Platform Technology" shall include any prokaryotic expression technology and methods and/or antibody phage display technology and methods.

     The above definitions are intended to encompass the defined terms in both the singular and plural forms.

                                   ARTICLE 2

            XOMA GRANT OF RESEARCH AND DEVELOPMENT RIGHTS TO DIVERSA

     2.1 License Grants. Subject to the other terms and conditions of this Agreement, within the DIVERSA Field, XOMA hereby grants to DIVERSA, a worldwide, non-exclusive, non-transferable (other than as provided in Section 10.2) license, without any right to sublicense, under the XOMA Patent Rights and the XOMA Know-How:

          (a) solely on its own behalf, on behalf of any Development Partner of DIVERSA and on behalf of any DIVERSA Collaborator, to engage in Antibody Evolution; and

          (b) solely on its own behalf, on behalf of any Development Partner of DIVERSA and on behalf of any DIVERSA Collaborator, to make or have made Research Quantities of a Licensed Immunoglobulin; and

          (c) solely on its own behalf, to transfer Research Quantities of a Licensed Immunoglobulin or Licensed Immunoglobulin Information to any DIVERSA Collaborator or a Development Partner of DIVERSA; and

          (d) solely on its own behalf and on behalf of any DIVERSA Collaborator, to sell, offer to sell, import and export Licensed Immunoglobulins; and



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

          (e) solely on its own behalf, on behalf of any Development Partner of DIVERSA and on behalf of any DIVERSA Collaborator, to use Licensed Immunoglobulins.

For the sake of clarity, the licenses granted in Section 2.1 are personal to DIVERSA and are to be used on behalf of any DIVERSA Collaborator or Development Partner of DIVERSA only in respect of or in connection with the activities that such DIVERSA Collaborator or Development Partner of DIVERSA is engaged in that are the basis for meeting the definition of DIVERSA Collaborator or Development Partner of DIVERSA, as the case may be, and not any other activities.

For the sake of clarity, this Section 2.1 shall neither limit nor apply to the conduct by DIVERSA, on its own behalf or on behalf of any Development Partner of DIVERSA or any DIVERSA Collaborator or otherwise, of any of the activities described in subsections (a) through (e) above to the extent that the conduct of such activities, absent the license granted pursuant to Section 2.1 under the XOMA Patent Rights and XOMA Know-How, would not infringe any of the XOMA Patent Rights or result in misappropriation of any of the XOMA Know-How.

     2.2 XOMA Transfer to DIVERSA. Within thirty (30) days of the Effective Date, XOMA shall transfer to DIVERSA, at a mutually agreed place and time, the materials identified on Schedule 2.2. For the avoidance of doubt, such materials shall constitute XOMA Know-How. Technology is included in the access fee paid pursuant to Article 5 and includes up to two person-days of XOMA scientific staff time at XOMA's facilities prior to February 15, 2004 (which period may be extended by mutual consent of the parties, which consent shall not be unreasonably withheld). Thereafter, DIVERSA will be able to consult with XOMA scientific staff at $2,500/person-day (based on an eight hour day) beyond the two person-days. The cost of all reasonable travel-related expenses will be fully reimbursed to XOMA by DIVERSA.

     2.3 Covenant Not To Sue. In partial consideration for the payments set forth in Sections 5.1, 5.2 and 5.5, XOMA covenants that it shall not initiate or permit any Third Party over whom it has control to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How against DIVERSA, any Development Partner of DIVERSA or any DIVERSA Collaborator solely to the extent reasonably necessary to permit the authorized use of Licensed Immunoglobulins or Licensed Immunoglobulin Information for activities or in a manner otherwise permitted under the provisions of this Agreement. The covenant not to sue provided by this Section 2.3:

          (a) shall not extend to infringement of the XOMA Patent Rights or misappropriation of the XOMA Know-How arising out of making or the means or methods used to make any amount of a Licensed Immunoglobulin or DIVERSA Product other than Research Quantities;

          (b) shall become void and without effect as to any entity or person who claims its benefit but fails to materially discharge or comply with any term of its written agreement with DIVERSA provided for in Section 2.5;



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

          (c) is personal to DIVERSA, any such Development Partner of DIVERSA and any such DIVERSA Collaborator and cannot be assigned or transferred;

          (d) does not extend to making, using, selling, having made or importing antibody phage display materials, Antibody Phage Display or any compositions of matter or articles of manufacture derived from or arising out of Antibody Phage Display; and

          (e) does not constitute a release or waiver of past, present or future infringement of the XOMA Patent Rights or misappropriation of the XOMA Know-How by DIVERSA or any Third Party, including without limitation any DIVERSA Collaborator acting outside of the scope of the written agreement with DIVERSA provided for in Section 2.5.

     2.4 No Implied Rights. Only the rights and licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No license or other rights shall be deemed to have been granted to DIVERSA, a Development Partner of DIVERSA or a DIVERSA Collaborator other than as expressly provided for in this Agreement. For the avoidance of doubt, the grants of rights made pursuant to Sections 2.1 and 2.3 do not include, and expressly exclude, the following:

          (a) any right or license to engage in any activities on behalf of or in collaboration with any Third Party, other than a Development Partner of DIVERSA or a DIVERSA Collaborator;

          (b) any right or license to make or have made any amount, other than Research Quantities, of a Licensed Immunoglobulin or DIVERSA Product by practicing the XOMA Patent Rights or the XOMA Know-How; provided, however, that DIVERSA or, as applicable, a DIVERSA Collaborator or Development Partner of DIVERSA, shall be permitted to make or have made any Licensed Immunoglobulin by any means of its selection other than those which otherwise infringe a Valid Claim of the XOMA Patent Rights or utilize the XOMA Know-How;

          (c) any right to release any Third Party, including a Development Partner of DIVERSA or a DIVERSA Collaborator, from any claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How;

          (d) any right or license under the XOMA Patent Rights or XOMA Know-How to sell, lease, license, transfer or dispose of the ownership or possession to a Third Party of any composition of matter or article of manufacture suitable for the conduct of Antibody Evolution or phage display; and/or

          (e) any right or license to use or cause any Third Party to use any Antibody Phage Display Materials to identify, select, characterize, study or test a polypeptide, including but not limited to an Immunoglobulin.

     2.5 Transfer Restrictions. (a) To the extent the following activities involve or will involve the practice of any XOMA Patent Rights and/or XOMA Know-How pursuant to, or any claim to the benefit of, any license or right granted under this Agreement, DIVERSA shall not

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(i) undertake any Antibody Evolution activities on behalf of a Third Party or
(ii) Dispose of a Licensed Immunoglobulin, Licensed Immunoglobulin Information with respect to which any license or right under the XOMA Patent Rights or the XOMA Know-How is granted or the benefit of which is claimed under this Agreement or the product of the practice of any method within the scope of the XOMA Patent Rights ("Transferred Materials") to any Third Party until (in the case of either clause (i) or clause (ii)) such time as it has provided to such Third Party the redacted copy of this Agreement referred to in Section 6.2 and the Form of Notice set out as Schedule 2.5.

     (b) If DIVERSA enters into a written arrangement with any Third Party arising out of or relating to activities as to which it or such Third Party does or intends to claim the benefits of any of the licenses or other grants provided for by this Agreement, such written arrangement shall contain provisions (i) pursuant to which the recipient of any Transferred Materials agrees to abide by each of the limitations, restrictions and other obligations provided for by this Agreement, including without limitation the restrictions on use of Transferred Materials for purposes other than Research and Development; (ii) implementing a covenant not to use Transferred Materials for any purpose other than for Research and Development purposes otherwise authorized by this Agreement; (iii) providing that the "first sale" doctrine does not apply to any Disposition; (iv) permitting a DIVERSA Collaborator or Development Partner of DIVERSA to further Dispose of Transferred Materials only to a Third Party who otherwise meets the definition of a DIVERSA Collaborator and who executes a written agreement in which its undertakes all of the obligations applied to the transferring party; and (v) permitting DIVERSA to disclose the name, address and contact person for any DIVERSA Collaborator or Development Partner of DIVERSA to XOMA in accordance with Section 2.6 (without giving effect to the proviso therein). XOMA shall be, and the agreements subject to this Section 2.5 shall provide that XOMA shall be, an intended third party beneficiary with respect to the foregoing provisions.

     2.6 Reports, Records and Audits. (a) Forty-five (45) days after the end of each calendar quarter, commencing with the first calendar quarter commencing after the Effective Date, DIVERSA shall deliver to XOMA a written report which shall specify the name, address and contact person for each and every DIVERSA Collaborator and Development Partner of DIVERSA and any person or entity receiving Antibody Evolution services or a Licensed Immunoglobulin, in each case to the extent the activities conducted or to be conducted by DIVERSA for or with such DIVERSA Collaborator, Development Partner of DIVERSA or other person or entity involve or will involve any claim to the benefit of any license or right under XOMA Patent Rights and XOMA Know-How granted under this Agreement; provided, however, that such disclosure does not violate any confidentiality obligations that DIVERSA has to such DIVERSA Collaborator or Development Partner of DIVERSA and any person or entity receiving Antibody Evolution services or a Licensed Immunoglobulin. The reports delivered by DIVERSA to XOMA pursuant to this Section 2.6(a) shall be Confidential Information of DIVERSA.

     (b) Not later than forty-five (45) days after the end of each calendar year, commencing with the first calendar year to commence after the Effective Date, as and to the extent publicly disclosed by DIVERSA (whether in press releases, government filings or otherwise), DIVERSA shall deliver to XOMA written materials pertaining to the current status of activities or compositions of matter as to which DIVERSA claims the right of license hereunder to the extent that DIVERSA has made public disclosure with respect to such status of activities or compositions of matter.

     (c) DIVERSA shall maintain records fully and properly reflecting those activities to be reported to XOMA pursuant to Sections 2.6(a) and (b) (the "Records"), in sufficient detail and in good scientific manner appropriate for patent, regulatory and manufacturing purposes for at least three (3) years. Upon the written request of XOMA and not more than once in each calendar year, DIVERSA shall permit an independent consultant appointed by XOMA, at XOMA's expense, to have access during normal business hours to such of the records of DIVERSA as may be reasonably necessary to verify compliance with the terms of this Agreement, as well as the accuracy of the reports hereunder. DIVERSA shall certify any statements by DIVERSA personnel provided to XOMA under this Agreement as to their accuracy and correctness. The consultant shall enter into a reasonable confidentiality agreement with DIVERSA. The consultant shall not be permitted to see or receive any specific information concerning targets or antibodies of either DIVERSA or any of its collaborators and shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the consultant without the prior consent of DIVERSA unless disclosure is required by law, regulation or judicial order.

     2.7 Ownership; Enforcement. At all times XOMA will retain ownership of the XOMA Patent Rights and may use and commercialize such XOMA Patent Rights itself or with any Third Party. XOMA retains the right, at its sole discretion, to enforce, maintain and otherwise protect the XOMA Know-How and the XOMA Patent Rights. In addition to the requirements of Section 2.6, DIVERSA shall give XOMA prompt notice of any infringement of any of the XOMA Patent Rights by a Third Party which comes to DIVERSA's attention during the term of this Agreement. At all times DIVERSA will retain ownership of the DIVERSA Patent Rights and all DIVERSA Evolution Technologies and the DIVERSA Technology Platform and may use and commercialize such DIVERSA Patent Rights, DIVERSA Evolution Technologies and the DIVERSA Technology Platform itself or with any Third Party. DIVERSA retains the right, at its sole discretion, to enforce, maintain and otherwise protect the DIVERSA Patent Rights, DIVERSA Evolution Technologies and DIVERSA Technology Platform.

     2.8 Release From Past Infringement. XOMA releases DIVERSA from any claims, demands, and rights of action arising out of and/or based upon any act or omission committed by DIVERSA prior to the Effective Date, including without limitation claims of infringement under the XOMA Patent Rights (the "Release"), and XOMA releases those Third Parties identified upon Schedule 2.8(i) from any claims, demands, and rights of action arising out of and based upon any infringement of the XOMA Patent Rights (the "Third Party Release"); provided, however, that the Release and Third Party Release provided for in this Section
2.8 shall extend only to claims, demands or rights of action existing as of the Effective Date and which arose solely out of those activities specified in
Schedule 2.8(ii). Nothing in this Section 2.8 shall be deemed to be a release of any claim, demand or right of action XOMA may now or in the future have against [*] or any of their collaborators (except, in the case of any such collaborator that is also a collaborator of DIVERSA, to the extent such collaborator's activities with DIVERSA are directly and exclusively within the scope of the Third Party Release). The Release and the Third Party Release shall become irrevocable only upon receipt by XOMA of payment in full by DIVERSA of all of the amounts set forth in Section 5.1 and shall be revoked in their entirety and null and void ab initio, immediately and without further action of the parties, in the event any such amount is not received by XOMA on or prior to the date for payment thereof as set forth in Section 5.1, regardless of any payment received thereafter.

                                    ARTICLE 3

                 XOMA GRANT OF MANUFACTURING LICENSE TO DIVERSA

     3.1 Manufacturing License. In addition to the other licenses granted by this Agreement, XOMA hereby grants to DIVERSA, under the conditions provided for in this Article 3, a non-exclusive, non-transferable (other than as provided in Section 10.2) right and license, without the right to sublicense, under the XOMA Patent Rights and XOMA Know-How, to, solely on its own behalf, make one or more DIVERSA Products in the Manufacturing Field. DIVERSA shall not practice its rights under the license granted in this Section 3.1 unless and until DIVERSA
(a) provides XOMA with written notice to the effect that DIVERSA intends to avail itself of such license and (b) makes the payment provided for in Section
5.3 in accordance with the terms thereof. For the avoidance of doubt, the license granted under this Section 3.1 includes the right to make DIVERSA Products which contain or comprise any Immunoglobulin, including any Licensed Immunoglobulin described in Section 1.22(a), the making of which would, but for the license granted under this Section 3.1, constitute infringement of the XOMA Patent Rights or misappropriation of the XOMA Know-How, but expressly excludes the right to make any such Immunoglobulin (i) with respect to which DIVERSA, at the time of manufacture, does not have either exclusive ownership or license rights or the exclusive right to control development and production, and/or (ii) which, after a reasonable investigation, DIVERSA has or should have reason to believe was discovered, isolated, characterized, or made by a Third Party through the use of any materials or methods infringing any of the XOMA Patent Rights or misappropriating any of the XOMA Know-How.

     3.2 No Implied Rights. Only the rights and licenses granted pursuant to the express terms of this Article 3 shall be of any legal force or effect with respect to activities within the Manufacturing Field, and the grant of rights pursuant to Section 3.1 shall confer no right or license to engage in any of the activities covered by Article 2, including without limitation Research and Development or Antibody Evolution. The rights and license granted by this
Article 3 shall be read as being separate and independent from the licenses and rights granted pursuant to Article 2.

                                   ARTICLE 4

                         DIVERSA GRANT OF RIGHTS TO XOMA

     4.1 Covenant Not To Sue. DIVERSA covenants that it shall not assert any claims or permit any Third Party over whom it has control to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the DIVERSA Patent Rights against XOMA or any Development Partner of XOMA in the course of the development of molecules by or on behalf of XOMA, solely to the extent such claims arise out of the discovery, isolation, optimization or development by XOMA or the development (but not discovery or optimization for discovery) by a Development Partner of XOMA, or the manufacture, use, offer for use, sale, offer for sale, importation and exportation by XOMA or such Development Partner of XOMA, of any Immunoglobulin or product containing or comprising an Immunoglobulin which was discovered by XOMA under conditions which would otherwise constitute misappropriation or infringement of the DIVERSA Patent Rights; provided however, that such Immunoglobulin or product containing or comprising such Immunoglobulin was not made, discovered, isolated, optimized or developed using the DIVERSA Evolution Technologies, it being understood that nothing in this proviso shall limit XOMA's rights with respect to bacterial expression of proteins or Antibody Phage Display unrelated to the DIVERSA Technology Platform.

     4.2 No Implied Rights. Only the rights granted pursuant to the express terms of Section 4.1 of this Agreement shall be of any legal force or effect under this Agreement with respect to the DIVERSA Patent Rights. No license or other rights shall be deemed to have been granted to XOMA or any Development Partner of XOMA under this Agreement, other than as expressly provided for in this Agreement. For the avoidance of doubt, the grants of rights made pursuant to Section 4.1 do not include, and expressly exclude, the following:

          (a) any right or license to engage in a Commercial Antibody Evolution Business;

          (b) any right or license to engage in any activities on behalf of or in collaboration with any Third Party (other than a Development Partner of XOMA);

          (c) any right to release any Third Party, including a Development Partner of XOMA, from any claim of infringement under the DIVERSA Patent Rights; or

          (d) any right to use the DIVERSA Evolution Technologies, or any library or Immunoglobulin derived from the use of the DIVERSA Evolution Technologies (except as set forth herein for the XOMA Projects).

     4.3 XOMA Development Projects. (a) During the period commencing on the Effective Date and ending [*] thereafter (the "Collaborative Period"), upon the prior written notice of XOMA and upon the terms provided for by this Section 4.3, for up to [*] different projects (each a "XOMA Project"), DIVERSA shall be obligated to initiate and undertake a scientific collaboration with XOMA in order to, as applicable, discover or identify proteins or Immunoglobulins with characteristics specified by XOMA and/or to apply any technology then under DIVERSA's control to compositions of matter of XOMA's selection, including to optimize, evolve or otherwise alter any Immunolgobulin, protein or nucleic acid encoding such Immunoglobulin or protein. XOMA shall, upon the Effective Date, be deemed to have provided its first notice of a XOMA Project by the provision of the XOMA Project Plan (as defined below) annexed hereto as Schedule 4.3(a). Upon the termination of the Collaborative Period, XOMA and DIVERSA, on the other terms provided for herein, shall, with each party's written consent, be free to undertake other activities relating to additional XOMA Targets (as defined below) in addition to the [*] XOMA Projects provided for by this Agreement. Unless otherwise agreed by XOMA and DIVERSA, there shall be no more than [*] XOMA Projects in implementation at any given time.

     (b) A XOMA Project shall be deemed to have commenced upon the date XOMA delivers to DIVERSA a written document (the "XOMA Project Plan") that sets forth the composition of matter or article of manufacture which shall form the subject matter of the collaboration (the "XOMA Target"). Each XOMA Project Plan shall specify the goals of the collaboration, the anticipated technologies within the DIVERSA Technology Platform and services expected to be provided to XOMA by DIVERSA as part of the collaboration, the criteria to be used by

XOMA to determine when, and if, the application of the DIVERSA Technology Platform and services have been successful (the "Success Criteria") and an estimated timeline by which the Success Criteria are to be met. Within [*] days of the submission, at DIVERSA's request, XOMA shall provide such written technical and other information that are reasonably necessary for DIVERSA to assess the technical requirements of the XOMA Project Plan.

     (c) Within [*] days of the provision of the XOMA Project Plan, DIVERSA shall provide to XOMA a written plan (the "DIVERSA Action Plan") setting forth with particularity the specific technologies within the DIVERSA Technology Platform to be used and actions to be undertaken by DIVERSA (or as applicable its subcontractors) to achieve the goals of the collaboration specified in the XOMA Project Plan. Within [*] days of the receipt of the DIVERSA Action Plan, XOMA shall comment on and either approve or, after good faith negotiations with DIVERSA, modify and approve the DIVERSA Action Plan. DIVERSA may refuse to undertake a XOMA Project only if (i) the XOMA Target is the subject of a pre-existing exclusive arrangement with a Third Party which specifically refers to or relates to the XOMA Target, (ii) the XOMA Target is the subject of a bona fide internal development program at DIVERSA initiated prior to disclosure to DIVERSA of the XOMA Target by XOMA, or (iii) in the reasonable judgment of DIVERSA it cannot achieve the goals of the collaboration provided for by the XOMA Project Plan or a modified DIVERSA Action Plan. In the event that DIVERSA refuses any XOMA Project Plan or any reasonable changes to a DIVERSA Action Plan, the XOMA Project as to which the refusal has occurred shall be deemed not to have commenced and shall not be counted as a XOMA Project for purposes of the other provisions of this Section 4.3, and the Collaborative Period shall be extended by [*] days. At any time prior to the commencement of the activities contemplated by the DIVERSA Action Plan, XOMA may cancel such XOMA Project and such cancelled XOMA Project shall be deemed not to have commenced and shall not be counted as a XOMA Project for purposes of the other provisions of this
Section 4.3. Each XOMA Project shall be conducted in accordance with the applicable provisions of this Agreement. Each DIVERSA Action Plan shall set forth a set of deliverables, timelines, a good faith estimate of the total DIVERSA Direct Costs for implementation of such DIVERSA Action Plan and a reasonable estimate of the anticipated costs of providing any other services or technologies set out in such DIVERSA Action Plan. It is understood that each DIVERSA Action Plan, and the cost estimates associated with it, will vary depending on the specific needs of the project. However, for reference, DIVERSA Action Plans on optimization projects will generally require an effort equivalent to [*] FTEs and DIVERSA Action Plans on antibody generation will generally require an effort equivalent to [*] FTEs. For each DIVERSA Action Plan (other than the first one), DIVERSA shall specify by name, job title and seniority the key DIVERSA employees allocated to perform the applicable DIVERSA Action Plan. To the extent reasonably feasible, DIVERSA shall allocate those personnel with the necessary experience and skill, relative to their seniority, to accomplish such task in the most efficient manner. Following approval by XOMA of a DIVERSA Action Plan and taking into consideration the activities to be performed and the timelines with respect thereto, XOMA will specify a date by which either the Success Criteria shall be met or, in the event the Success Criteria shall not be met by such date and XOMA is otherwise complying with all of its obligations hereunder with respect to such XOMA Project, such XOMA Project shall be deemed not to have commenced and shall not be counted as a XOMA Project for purposes of the other provisions of this Section 4.3, and the Collaborative Period shall be extended by the number of days elapsed from commencement of the XOMA Project to the date the Success Criteria are deemed not to have been met, up to [*] days; provided, that (A) notwithstanding the foregoing, the first XOMA Project shall be deemed to have commenced regardless of any such failure to timely meet Success Criteria and (B) any number of XOMA Projects terminated in reliance on this sentence in excess of [*] shall be counted against the [*] XOMA Projects DIVERSA is obligated to undertake pursuant hereto.

     (d) Immediately upon XOMA acceptance in writing of a DIVERSA Action Plan, DIVERSA shall use commercially reasonable and diligent efforts to commence and complete the activities provided for therein at the times specified therefor and shall undertake such activities and any other activities required to meet the goals of the collaboration as set forth in the applicable XOMA Project Plan with the same level of skill, resources and personnel as it would apply to a similar project undertaken on its own behalf. For each quarter of a XOMA Project, DIVERSA, with the consultation and approval of XOMA, shall, as necessary, update and revise the applicable XOMA Action Plan, DIVERSA Action Plan and the associated cost estimates and timelines associated therewith. With respect to each XOMA Project, DIVERSA shall not discriminate against the XOMA Project in favor of any Third Party or any of its own internal projects with respect to the application of any techniques or know-how or access to technology or skilled personnel. DIVERSA shall represent and warrant that its activities, the materials and methods used by DIVERSA and any Project Materials provided to XOMA shall be free of claims of patent infringement or misappropriation by any Third Party. DIVERSA shall use its commercially reasonable efforts to complete the activities required by the DIVERSA Action Plan in the time provided for therein, provided, however, that DIVERSA shall not be deemed to have failed to meet a timeline if the failure is directly attributable to an action or inaction by XOMA. The Collaboration Period shall be extended by an amount of time equal to the amount of each extension of time granted to DIVERSA under a DIVERSA Action Plan.

     (e) All data, results and materials of experimentation, testing, techniques and protocols arising out of or directly relating to a XOMA Project, including methods and protocols developed solely for purposes of a XOMA Project (the "Project Materials") shall be owned solely and exclusively by XOMA, provided, however, that, (i) any intellectual property rights arising from a XOMA Project shall be governed by and handled in accordance with Section 4.3(f), and (ii) DIVERSA, under reasonable conditions necessary to protect XOMA's interest in the Project Materials, shall be allowed to use know-how in support of any patent filings permitted under Section 4.3(f). DIVERSA shall establish internal procedures to insure that access to Project Materials is safeguarded from Third Parties or any DIVERSA employees not directly working on the XOMA Project.

     (f) All intellectual property rights which are in the possession of each party as of the Effective Date, including, without limitation, the XOMA Patent Rights and the DIVERSA Patents Rights, as applicable, shall remain in the possession of that party. With respect to each XOMA Project, DIVERSA shall disclose to XOMA all inventions, whether patentable or not, conceived of by DIVERSA, its employees or consultants, whether jointly or solely, as a result of activities performed or to be performed in connection with the XOMA Project or pursuant to the applicable DIVERSA Action Plan or disclosures of or access to the XOMA Technology Platform to DIVERSA (collectively, the "DIVERSA Inventions"); provided, that any DIVERSA Inventions owned solely by DIVERSA hereunder that are not subject to any obligation hereunder to assign or license to XOMA and are not to be included pursuant hereto in the definition of DIVERSA Patent Rights shall not be required to be disclosed to XOMA. With respect to each

XOMA Project, XOMA shall disclose to DIVERSA all inventions, whether patentable or not, conceived of by XOMA, its employees or consultants, whether jointly or solely, as a result of disclosures of or access to the DIVERSA Technology Platform to XOMA in connection with the XOMA Project (collectively, the "XOMA Inventions" and, together with the DIVERSA Inventions, the "Inventions"), provided, however, that XOMA shall be under no obligation to disclose to DIVERSA any XOMA Invention relating to any biological target, antigen, receptor, cell, expression vector, disease, condition, nucleic acid, protein (including, without limitation, an Immunoglobulin) or protein-conjugate which is the subject matter of a XOMA Project. Inventorship of Inventions shall be determined in accordance with United States patent law. Ownership of Inventions shall be determined as follows:

          (i) Inventions which are improvements or modifications to the DIVERSA Technology Platform made by DIVERSA shall be owned solely by DIVERSA;

          (ii) Inventions which are improvements or modifications to the XOMA Technology Platform shall be owned solely by XOMA, but, as applicable, shall, to the extent they relate directly to bacterial expression of Immunoglobulins, be automatically included in the definition of XOMA Patent Rights;

          (iii) Inventions which are proteins, immunoglobulins or nucleic acids evolved by DIVERSA under the XOMA Projects starting from any biological target, antigen, receptor, cell, expression vector, disease, condition, nucleic acid, protein (including, without limitation, an Immunoglobulin) or protein-conjugate that is proprietary to XOMA shall be solely owned by XOMA; provided that XOMA has made all applicable payments to DIVERSA under this Agreement; and

          (iv) All other Inventions shall be owned by XOMA, provided, however, that to the extent such Inventions relate to the DIVERSA Evolution Technologies or the DIVERSA Technology Platform, XOMA shall grant to DIVERSA a non-exclusive, royalty-free, worldwide, perpetual, irrevocable license to practice such patents as part of the DIVERSA Evolution Technologies or the DIVERSA Technology Platform. In addition, such license shall be sublicensable, except in cases where any Invention covered by such license relates to the XOMA Patent Rights, in which case it shall not be sublicensable.

     Each party shall make such assignments and take such other actions as may be necessary or appropriate to effect the ownership of intellectual property rights in accordance with this Section 4.3(f). Each party shall be responsible for the filing, prosecution, maintenance, defense or enforcement and any costs associated therewith of any right or interest owned solely by such party as set forth above.

     (g) DIVERSA shall grant to XOMA and any XOMA Development Partner of whom XOMA provides written notice to DIVERSA an exclusive, worldwide, royalty-bearing license and right under the DIVERSA Patent Rights and/or any other patents, patent applications or intellectual property owned or licensed by DIVERSA (with the right to license or sublicense), which claim or cover a given XOMA Development Product or its manufacture or use to make, have made, use, sell, offer to sell, import, export, develop, commercialize and manufacture such XOMA Development Product. During the pendency of each XOMA Project and for a period of

[*] thereafter, DIVERSA covenants that it will not conduct any activities on its own behalf or on behalf of a Third Party which relates to or encompasses the XOMA Target that is the subject of such XOMA Project. Solely as it relates to each XOMA Development Product, DIVERSA covenants that it shall not grant to any Third Party any rights or licenses under the DIVERSA Patent Rights or any other patent, patent application or intellectual property right owned or licensed by DIVERSA (with the right to license or sublicense), which claim or cover such XOMA Development Product or its manufacture or use, to make, have made, use, sell, offer to sell, import, export, develop, commercialize and manufacture such XOMA Development Product.

     (h) For each XOMA Project, except the first XOMA Project as described in the XOMA Project Plan set forth as Schedule 4.3(a), XOMA and DIVERSA shall [*] for activities undertaken by XOMA pursuant to the applicable DIVERSA Action Plan; provided, however, that XOMA shall not be obligated to pay its share of any DIVERSA Direct Costs that exceed [*] percent ([*] %) of the estimate of costs provided for as part of any applicable DIVERSA Action Plan. For the first XOMA Project, DIVERSA shall bear [*] of the costs associated with the applicable DIVERSA Action Plan, except for [*] United States Dollars (US$[*]) of such costs. For purposes of determining the sharing of costs for all XOMA Projects after the first one, XOMA's costs shall be calculated on the same FTE basis as set for DIVERSA (i.e., US$[*]). Upon DIVERSA's provision of a written statement providing reasonable detail for the amounts expended, XOMA shall reimburse DIVERSA on an annual basis for any DIVERSA Direct Costs expended during that applicable calendar year which exceed [*] percent ([*] %) of the costs associated with all DIVERSA Action Plans expended by the parties during that applicable calendar year. The parties shall each create and maintain sufficient records to provide back up for any amount to be so reimbursed or deducted by XOMA. The record-keeping and inspection provisions of Section 5.10 shall apply to both parties with respect to any XOMA Project.

     (i) On a XOMA Project by XOMA Project basis, for the first XOMA Development Product arising out of a particular XOMA Project (but not any other XOMA Development Product arising out of such XOMA Project, unless the first XOMA Development Product arising out of such XOMA Project is discontinued prior to achievement of the applicable event, in which case such events and payments shall apply to any subsequent XOMA Development Product arising out of such XOMA Project that replaces such first XOMA Development Product), XOMA shall pay to DIVERSA the applicable milestones and royalties as set forth in the following table:


                                                                            Each Successive
     Applicable Payment                    First XOMA Project                 XOMA Project

     Achievement of Success Criteria                     US$[*]                          US$[*]
     from the applicable XOMA Project

     Filing of the first Investigational                 US$[*]                          US$[*]
     New Drug Application pursuant to
     Title 21 of the Code of Federal
     Regulations



                                      -17-

                                                                            Each Successive
     Applicable Payment                    First XOMA Project                 XOMA Project

     Enrollment of the last patient in                   US$[*]                          US$[*]
     the first Phase III clinical trial
     First approval by the Food and Drug                 US$[*]                          US$[*]
     Administration of a Biologics
     License Application


     (j) With respect to any XOMA Development Product sold by or on behalf of XOMA, a Development Partner of XOMA or a licensee of such XOMA Development Product and as to which DIVERSA, pursuant to a DIVERSA Action Plan, discovered a novel Immunoglobulin or protein without first being provided the amino acid sequence or nucleic acid sequence of a pre-existing Immunoglobulin or protein, XOMA shall pay to DIVERSA a royalty in cash equal to [*] percent ([*] %) of the Net Sales in each calendar quarter, commencing with the first calendar quarter ending after the First Commercial Sale of such a XOMA Development Product. With respect to any XOMA Development Product sold by or on behalf of XOMA, a Development Partner of XOMA or a XOMA licensee of such XOMA Development Product and as to which DIVERSA, pursuant to a DIVERSA Action Plan, optimized an Immunoglobulin or protein provided to it, XOMA shall pay to DIVERSA a royalty in cash equal to [*] percent ([*] %) of the Net Sales in each calendar quarter, commencing with the first calendar quarter ending after the First Commercial Sale of such a XOMA Development Product. Each XOMA Development Product will be subject only to either a [*] percent ([*] %) or [*] percent ([*] %) royalty and not both. For the avoidance of doubt, the royalty obligation provided for herein shall extend to and cover XOMA Development Products subject to this Agreement and sold by any Development Partner of DIVERSA or DIVERSA Collaborator, provided, however, that there shall be only one royalty obligation with respect thereto. Royalties due under this Section 4.3(j) shall be payable on a country-by-country and XOMA Development Product by XOMA Development Product basis from the First Commercial Sale of such XOMA Development Product until the expiration of the last-to-expire DIVERSA Patent Right in such country with respect to which a Valid Claim covers the manufacture, use, sale, offer for sale, import or export of such XOMA Development Product or the [*] ([*]) anniversary of such First Commercial Sale, whichever is later.

     (k) In the event that, after good faith consultation with DIVERSA and the provision of an opinion of reputable patent counsel supporting the need to obtain such a license, XOMA must obtain a license from one or more Third Parties in order to make, have made, use, sell, offer, import, develop and commercialize a XOMA Development Product then solely as to such XOMA Development Product, as applicable, in each quarter, XOMA or XOMA Licensee shall be entitled to a credit equal to [*] percent ([*] %) of the amount of royalties above [*] percent ([*] %) of Net Sales actually paid to such Third Party under a bona fide and arms length license, provided, however, that in no event shall the total royalty amount due to DIVERSA be reduced by more than [*] percent ([*] %).

     (l) With respect to each XOMA Project that XOMA may decide, in its discretion, not to progress internally, XOMA hereby grants DIVERSA a first option to negotiate to acquire or license rights to such XOMA Project, for consideration acceptable to XOMA, for a period of [*] days after XOMA's notice to DIVERSA hereunder of such decision (which notice XOMA shall promptly make following such decision). XOMA agrees to enter into good faith negotiations with DIVERSA regarding the same during such [*] -day period upon DIVERSA's notice to XOMA that it is exercising such option (which notice DIVERSA shall promptly make following notice from XOMA if, in DIVERSA's discretion, DIVERSA decides to exercise such option).

                                   ARTICLE 5

                                    PAYMENTS


     5.1 Technology Access and Release Fee. In consideration for the rights granted to DIVERSA, DIVERSA Collaborators and Development Partners of DIVERSA pursuant to Sections 2.1, 2.2, 2.3 and 2.8, DIVERSA shall pay XOMA a fee of [*] United States Dollars (US$[*]), payable in cash by wire transfer in three (3) installments as follows: one installment of [*] United States Dollars (US$[*]) to be made by December 26, 2003, and two equal installments of [*] United States Dollars (US$[*]) each, the first to be made on or before March 15, 2004 and the second to be made on or before December 15, 2004.

     5.2 Annual Maintenance Fee. On each of the first [*] anniversaries of the Effective Date, DIVERSA shall pay XOMA an annual maintenance fee of [*] United States Dollars (US$[*]), payable in cash by wire transfer.

     5.3 Manufacturing License Fee. In consideration for the rights granted to DIVERSA pursuant to Section 3.1, DIVERSA shall pay XOMA a fee of [*] United States Dollars (US$[*]), payable in cash by wire transfer within ten (10) business days following delivery to XOMA of the notice described in the second sentence of Section 3.1.

     5.4 Manufacturing Milestone Payments. With respect to each DIVERSA Product within the Manufacturing Field, within thirty (30) days following the achievement by DIVERSA of the following milestones with respect to each DIVERSA Product, DIVERSA shall pay to XOMA the applicable payments below:

Event                                                             Payment

Initiation (i.e., dosing of a first human                           US$[*]
patient) of a first Phase I trial

Initiation (i.e., dosing of a first human                           US$[*]
patient) of a first Phase III or other pivotal trial

Regulatory approval (NDA or BLA) for marketing                      US$[*]

     5.5 Royalties. (a) With respect to any DIVERSA Product sold by or on behalf of DIVERSA, a DIVERSA Collaborator and/or a Development Partner of DIVERSA which meets the definitions in Sections 1.14(a), 1.14(b) and 1.22(a) (any such DIVERSA Product, an "Article 2 Product") but is not an Article 3 Product (as defined below), DIVERSA shall pay to XOMA a royalty in cash equal to [*] percent ([*] %) of the Net Sales of such DIVERSA Product in each calendar quarter, commencing with the first calendar quarter ending after the Effective Date. Solely with respect to the royalty due pursuant to this Section 5.5(a), the applicable royalty rate provided for herein shall be reduced by [*] percent ([*] %) if, and only if, the applicable DIVERSA Product consists entirely of a DIVERSA Product which arose entirely from the use of DIVERSA Patent Rights to optimize or alter a pre-defined characteristic of a pre-existing Immunoglobulin or protein, provided, however, that notwithstanding any other provision of this Agreement, no other deduction from the applicable royalty shall be applied. By way of example, the reduction provided for in the prior sentence of this Section 5.5(a) does not apply to any composition of matter or article of manufacture arising in part or in whole from the identification of such a composition of matter or article of manufacture by the screening a library or collection of proteins or Immunoglobulins or a gene library encoding such proteins or Immunoglobulins. For the avoidance of doubt, the royalty obligations provided for herein shall extend to and cover DIVERSA Products subject to this Agreement and sold by any Development Partner of DIVERSA or DIVERSA Collaborator.

     (b) With respect to any DIVERSA Product sold by or on behalf of DIVERSA which meets the definitions in Sections 1.14(a), 1.14(c) and 1.22(b) (any such DIVERSA Product, an "Article 3 Product") but is not an Article 2 Product, DIVERSA shall pay to XOMA a royalty in cash equal to [*] percent ([*] %) of the Net Sales of such DIVERSA Product in each calendar quarter, commencing with the first calendar quarter ending after the Effective Date.

     (c) With respect to any DIVERSA Product sold by or on behalf of DIVERSA, a DIVERSA Collaborator and/or a Development Partner of DIVERSA which is both an
Article 2 Product and an Article 3 Product, DIVERSA shall pay to XOMA a royalty in cash equal to [*] percent ([*] %) of the Net Sales in each calendar quarter, commencing with the first calendar quarter ending after the Effective Date.

     (d) Royalties due under this Article 5 shall be payable on a country-by-country and DIVERSA Product-by-DIVERSA Product basis from the First Commercial Sale of such DIVERSA Product until the expiration of the last-to-expire XOMA Patent Right in such country with respect to which a Valid Claim covers the manufacture, use, sale, offer for sale, import or export of such DIVERSA Product or the [*] ([*]) anniversary of such First Commercial Sale, whichever is later.

     (e) In the event that DIVERSA, a DIVERSA Collaborator or a Development Partner of DIVERSA must obtain a license from one or more Third Parties in order to practice the XOMA Patent Rights or XOMA Know-How in the manner authorized by this Agreement, and after good faith consultation with XOMA and the provision of an opinion of reputable patent counsel supporting the need to obtain such a license from such Third Party, then solely as to any DIVERSA Product that DIVERSA, such DIVERSA Collaborator or such Development Partner of DIVERSA, as the case may be, otherwise pays royalties to XOMA for under this Agreement, as applicable, in each quarter, DIVERSA, such DIVERSA Collaborator or such Development Partner of DIVERSA shall be entitled to a credit equal to [*] percent ([*] %) of the amount of royalties above [*] percent ([*] %) of Net Sales actually paid to such Third Party or Third Parties under a bona fide and arm's length license or licenses; provided, however, that in no event shall the total royalty amount due to XOMA under this Article 5 be reduced by more than [*] percent ([*] %) of the amounts set forth in clause (a), (b) or (c) of
Section 5.5; and provided, further, that DIVERSA, any DIVERSA Collaborators and any Development Partners of DIVERSA shall be entitled to only credit royalties paid to one or more Third Parties related to bacterial expression of Immunoglobulins relating to patents or patent applications covering the means of bacterial expression disclosed in the XOMA Patent Rights. Nothing in this
Section 5.5(e) shall entitle DIVERSA, a DIVERSA Collaborator or a Development Partner of DIVERSA to credit royalties paid to one or more Third Parties for patents or patent applications covering any specific composition of matter or method of diagnosis or treatment of a disease, disorder or condition.

     5.6 Economic Consideration. Effective beginning July 1, 2003 and throughout the term of this Agreement, DIVERSA shall pay to XOMA [*] percent ([*] %) of any Economic Consideration paid to DIVERSA as a result of any activities under this Agreement (other than on behalf of XOMA pursuant to Article 4) as to which DIVERSA does not otherwise pay a royalty.

     5.7 Commercially Reasonable Efforts. DIVERSA will use its commercially reasonable efforts to conduct Antibody Evolution and otherwise exploit the XOMA Patent Rights.

     5.8 Payments to XOMA; Currency. Notwithstanding anything in this Agreement to the contrary, DIVERSA will not be obligated to make any payment to XOMA under Sections 5.4 and 5.5 with respect to any DIVERSA Product which was discovered, isolated, characterized and made without use of any materials or methods that constitute the practice of or are otherwise covered by the XOMA Patent Rights or the XOMA Know-How, and DIVERSA will not be obligated to make any payment to XOMA under Section 5.6 with respect to any Economic Consideration received by or due to DIVERSA in consideration of products, materials, services or activities of DIVERSA which do not constitute the practice of and are not otherwise covered by the XOMA Patent Rights or the XOMA Know-How unless DIVERSA made available to the Third Party that paid such Economic Consideration the benefit of the licenses and/or rights granted under Articles 2 and/or 3 in conjunction or concurrently with producing, providing, rendering or conducting such products, materials, services or activities. All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by XOMA. Payments required pursuant to Section 5.4 hereof shall be due and payable to XOMA when the corresponding milestones are achieved and shall be paid within thirty (30) days thereof. Payments required pursuant to Section
5.5 hereof shall be due and payable to XOMA when the corresponding Net Sales are received by DIVERSA (or any joint venture or similar arrangement in which DIVERSA is a participant) and shall be paid within thirty (30) days of the end of each calendar quarter. Payments required pursuant to Section 5.6 hereof shall be due and payable to XOMA when the corresponding Economic Consideration is received by DIVERSA and shall be paid within thirty (30) days of the end of each calendar quarter. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such payments relate.

     5.9 Payment Reports to XOMA. DIVERSA shall make a written report to XOMA within thirty (30) days of the achievement of each of the milestones set forth in Section 5.4 with respect to each DIVERSA Product, stating in each such report the DIVERSA Product to which such milestone relates and the specific milestone achieved, including the relevant agency or other regulatory body. After the First Commercial Sale of a DIVERSA Product on which royalties are required to be paid hereunder, DIVERSA shall make quarterly written reports to XOMA within thirty (30) days after the end of each calendar quarter, stating in each such report, by country, the number, description, and aggregate Net Sales of each DIVERSA Product sold during the calendar quarter. Concurrently with the making of such reports, DIVERSA shall pay XOMA the amounts specified in Section 5.5 hereof. After receipt by DIVERSA of its first payment of Economic Consideration, DIVERSA shall make quarterly written reports to XOMA within thirty (30) days after the end of each calendar quarter, stating in each such report, by country, the nature of such Economic Consideration and the arrangement to which such consideration relates. Concurrently with the making of such reports, DIVERSA shall pay XOMA the amounts specified in Section 5.6 hereof. XOMA shall treat all reports delivered pursuant to this Section 5.9 as Confidential Information of DIVERSA.

     5.10 Payment Records and Inspection. DIVERSA shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of DIVERSA for at least [*] following the end of the calendar quarter to which they pertain. Upon the written request of XOMA and not more than once in each calendar year, DIVERSA shall permit an independent consultant appointed by XOMA and reasonably acceptable to DIVERSA to have access during normal business hours to such of the records of DIVERSA as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [*] prior to the date of such request, unless a discrepancy is found. The consultant shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the consultant without the prior consent of DIVERSA unless disclosure is required by law, regulation or judicial order. Inspections conducted under this Section 5.10 shall be at the expense of XOMA, unless an underpayment exceeding [*] percent ([*] %) of the amount stated for the full period covered by the inspection is identified, in which case all out-of-pocket costs relating to the inspection will be paid promptly by DIVERSA. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid promptly by DIVERSA, with interest from the date(s) such amount(s) were due at a rate equal to the lesser of the prime rate reported by the Bank of America plus two percent (2%) or the highest interest rate permitted under applicable law.

     5.11 Payments to DIVERSA; Currency. All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by DIVERSA. Payments required pursuant to Section 4.3(i) hereof shall be due and payable to DIVERSA when the corresponding milestones are achieved and shall be paid within thirty (30) days thereof. Payments required pursuant to Section 4.3(j) hereof shall be due and payable to DIVERSA when the corresponding Net Sales are received by XOMA (or any joint venture or similar arrangement in which XOMA is a participant) and shall be paid within thirty (30) days of the end of each calendar quarter. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such payments relate.

     5.12 Payment Reports to DIVERSA. XOMA shall make a written report to DIVERSA within thirty (30) days of the achievement of each of the milestones set forth in Section 4.3(i) with respect to each XOMA Development Product, stating in each such report the XOMA Development Product to which such milestone relates and the specific milestone achieved, including the relevant agency or other regulatory body. After the First Commercial Sale of a XOMA Development Product on which royalties are required to be paid hereunder, XOMA shall make quarterly written reports to DIVERSA within thirty (30) days after the end of each calendar quarter, stating in each such report, by country, the number, description, and aggregate Net Sales of each XOMA Development Product sold during the calendar quarter. Concurrently with the making of such reports, XOMA shall pay DIVERSA the amounts specified in Section 4.3(j) hereof. DIVERSA shall treat all reports delivered pursuant to this Section 5.12 as Confidential Information of XOMA.

     5.13 Payment Records and Inspection. XOMA shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of XOMA for at least [*] following the end of the calendar quarter to which they pertain. Upon the written request of DIVERSA and not more than once in each calendar year, XOMA shall permit an independent consultant appointed by DIVERSA and reasonably acceptable to XOMA to have access during normal business hours to such of the records of XOMA as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [*] prior to the date of such request, unless a discrepancy is found. The consultant shall disclose to DIVERSA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the consultant without the prior consent of XOMA unless disclosure is required by law, regulation or judicial order. Inspections conducted under this Section 5.13 shall be at the expense of DIVERSA, unless an underpayment exceeding [*] percent ([*] %) of the amount stated for the full period covered by the inspection is identified, in which case all out-of-pocket costs relating to the inspection will be paid promptly by XOMA. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid promptly by XOMA, with interest from the date(s) such amount(s) were due at a rate equal to the lesser of the prime rate reported by the Bank of America plus two percent (2%) or the highest interest rate permitted under applicable law.

                                    ARTICLE 6

                                 CONFIDENTIALITY

     6.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except to the extent that it can be established by the receiving party by written proof that such Confidential
Information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement;

          (d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto; or

          (e) was independently developed by DIVERSA or XOMA, as the case may be, without reference or access to the Confidential Information of the other party.

     6.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or government regulations or conducting clinical trials; provided, however, that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Attached hereto as Schedule 6.2 is a redacted copy of this Agreement which DIVERSA shall be free, without obtaining any consent from XOMA, to provide to Third Parties who indicate an interest in becoming a DIVERSA Collaborator or a Development Partner of DIVERSA.

     6.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other party; provided, that disclosures may be made as required by securities or other applicable laws, or to a party's accountants, attorneys and other professional advisors.

     6.4 Agreement Announcement. The parties hereby agree to the release of a press release in the form attached hereto as Schedule 6.4 upon full execution of this Agreement and that the consummation of this Agreement, as well as such terms as are expressly described in such press release, shall be deemed to be in the public domain.

                                   ARTICLE 7

                         REPRESENTATIONS AND WARRANTIES

     7.1 Representations and Warranties. (a) XOMA represents and warrants to DIVERSA that: (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the XOMA Patent Rights; (ii) XOMA has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of XOMA enforceable in accordance with its terms; and (iv) the performance of obligations under this Agreement by XOMA shall not result in a breach of any agreements, contracts or other arrangements to which it is a party.

     (b) DIVERSA represents and warrants to XOMA that: (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the DIVERSA Patent Rights, (ii) DIVERSA has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of DIVERSA enforceable in accordance with its terms; and (iv) the performance of obligations under this Agreement by DIVERSA shall not result in a breach of any agreements, contracts or other arrangements to which it is a party.

     7.2 Disclaimer. Nothing in this Agreement is or shall be construed as:

          (a) A warranty or representation by XOMA or DIVERSA as to the validity or scope of any claim or patent within the XOMA Patent Rights or the DIVERSA Patent Rights, as the case may be;

          (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

          (c) An obligation to bring or prosecute actions or suits against Third Parties for infringement of any of the XOMA Patent Rights or the DIVERSA Patent Rights;

          (d) An obligation to maintain any patent or to continue to prosecute any patent application included within the XOMA Patent Rights or the DIVERSA Patent Rights in any country; or

          (e) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of XOMA, DIVERSA or Third Parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the XOMA Patent Rights or the DIVERSA Patent Rights, as the case may be.

     7.3 No Other Warranties. EXCEPT AS OTHERWISE SET FORTH IN SECTION 6.1 ABOVE, NEITHER PARTY HERETO MAKES ANY WARRANTIES WITH RESPECT TO ANY OF THE PATENT RIGHTS, MATERIALS OR KNOW-HOW LICENSED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF VALIDITY OF SUCH PATENT RIGHTS, MATERIALS OR KNOW-HOW, OR OF NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

                                   ARTICLE 8

                                 INDEMNIFICATION

     8.1 Indemnification. (a) DIVERSA agrees to indemnify, defend and hold XOMA and its directors, officers, employees and agents (the "XOMA Indemnified Parties") harmless from and against any and all liabilities, losses and expenses (including without limitation attorneys and professional fees and other costs of litigation), resulting from any claims, demands or causes of action by any Third Party (each, a "XOMA Liability") arising out of (i) the possession, manufacture, use, sale or other disposition of any DIVERSA Product, any Licensed Immunoglobulin or the provision of any service or goods relating thereto by DIVERSA, any DIVERSA Collaborator, any Development Partner of DIVERSA, or any customer, vendor or other representative of any thereof, whether based on breach of warranty, negligence, product liability or otherwise, or (ii) the exercise of any right granted to DIVERSA, any DIVERSA Collaborator or any Development Partner of DIVERSA pursuant to this Agreement, except to the extent, in each case, that such XOMA Liability is caused by the negligence or willful misconduct of XOMA. For the avoidance of doubt, the obligations of this Section 8.1(a) shall not apply to any XOMA Liability unrelated to this Agreement.

     (b) XOMA agrees to indemnify, defend and hold DIVERSA and its directors, officers, employees and agents (the "DIVERSA Indemnified Parties" and, together with the XOMA Indemnified Parties, each an "Indemnified Party") harmless from and against any and all liabilities, losses and expenses (including without limitation attorneys and professional fees and other costs of litigation), resulting from any claims, demands or causes of action by any Third Party (each, a "DIVERSA Liability") arising out of (i) the possession, manufacture, use, sale or other disposition of any XOMA Development Product or the provision of any service or goods relating thereto by XOMA, any Development Partner of XOMA or any customer, vendor or other representative of any thereof, whether based on breach of warranty, negligence, product liability or otherwise, or (ii) the exercise of any right granted to XOMA or any Development Partner of XOMA pursuant to this Agreement, except to the extent, in each case, that such DIVERSA Liability is caused by the negligence or willful misconduct of DIVERSA. For the avoidance of doubt, the obligations of this Section 8.1(b) shall not apply to any DIVERSA Liability unrelated to this Agreement.

     8.2 Procedure. To receive the benefit of indemnification under Section 8.1, an Indemnified Party must (i) promptly notify the other party in writing of a claim, demand or cause of action; provided, that failure to give such notice shall not relieve the other party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of the other party; (ii) provide reasonable cooperation (at the other party's expense); and (iii) tender to the other party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party's consent. The other party shall not have any obligation to indemnify any Indemnified Party in connection with any settlement made without the other party's written consent. Each Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. Each Indemnified Party shall cooperate with the other party (and its insurer), as reasonably requested.

                                   ARTICLE 9

                              TERM AND TERMINATION

     9.1 Term. Subject to Sections 9.5 and 9.6 hereof, the term of this Agreement will commence on the Effective Date and (a) with regard to the license and other rights granted to XOMA and any Development Partners of XOMA by DIVERSA pursuant to Article 4, this Agreement shall remain in full force and effect until the last to expire of the DIVERSA Patent Rights, unless earlier terminated by DIVERSA pursuant to Section 9.2, 9.3 or 9.4; provided, however, that upon such expiration and absent any earlier termination pursuant to Section 9.2, 9.3 or 9.4, XOMA shall have a royalty-free, fully paid up right and license to continue to use the Project Materials as permitted by Article 4; and (b) with regard to the license and other rights granted to DIVERSA and any DIVERSA Collaborators or Development Partners of DIVERSA by XOMA pursuant to Article 2 and the license rights granted to DIVERSA by XOMA pursuant to Article 3, this Agreement shall remain in full force and effect until the last to expire of the XOMA Patent Rights or the tenth (10th) anniversary of the First Commercial Sale of the last DIVERSA Product to be launched, whichever is later, unless earlier terminated by XOMA pursuant to Section 9.3 or 9.4; provided, however, that, to the extent any of the XOMA Know-How is not included in the XOMA Patent Rights, upon such expiration and absent any earlier termination pursuant to Section 9.3 or 9.4, DIVERSA shall have a royalty-free, fully paid up right and license to continue to use the XOMA Know-How as permitted by Article 2 .

     9.2 Termination by DIVERSA. With regard to the license and other rights granted by XOMA to DIVERSA, DIVERSA Collaborators and Development Partners of DIVERSA pursuant to Article 2 and to DIVERSA pursuant to Article 3, this Agreement may be terminated by DIVERSA upon ninety (90) days' prior written notice to XOMA, effective upon receipt by XOMA of both (a) a cash payment from DIVERSA in the amount of [*] United States Dollars (US$[*]) if the notice of termination occurs prior to the successful completion of at least two (2) XOMA Projects and [*] United States Dollars (US$[*]) if the notice of termination occurs subsequent to the successful completion of at least two (2) XOMA Projects and (b) a written acknowledgement from DIVERSA, in form and substance reasonably satisfactory to XOMA, stating that as of the effective date of such termination
(i) DIVERSA, and to DIVERSA's best knowledge after due inquiry each DIVERSA Collaborator and Development Partner of DIVERSA, is, and intends to continue, conducting its business in a manner that does and will not constitute infringement of the XOMA Patents Rights or misappropriation of the XOMA Know-How or otherwise require any of the licenses or other rights granted to DIVERSA, DIVERSA Collaborators and Development Partners of DIVERSA by XOMA hereunder and
(ii) DIVERSA is discontinuing its business of discovery and/or optimization of immunoglobulins in its entirety; provided, that the acknowledgement referred to in the foregoing clause (ii) shall not be required in the event DIVERSA makes a cash payment to XOMA of [*] United States Dollars (US$[*]) in lieu of the payment otherwise required by the foregoing clause (a). Any termination pursuant to this Section 9.2 shall have the effects provided for in Section 9.5; provided that any DIVERSA Collaborator that retains rights to a Licensed Immunoglobulin which was discovered, isolated or characterized pursuant to any license granted to DIVERSA under this Agreement and as to which development has been completed shall, upon written notice to XOMA of the identity and status of the Licensed Immunoglobulin, continue to benefit from the license grant provided for in clause (d) of Section 2.1 so long as such DIVERSA Collaborator complies with all of the provisions of this Agreement (including without limitation the royalty obligations of Section 5.5) applicable to such Licensed Immunoglobulin.

     9.3 Termination for Material Breach. With regard to (a) the license rights granted to XOMA and any Development Partners of XOMA by DIVERSA pursuant to
Article 4, or (b) the license and other rights granted to DIVERSA and any DIVERSA Collaborators or Development Partners of DIVERSA by XOMA pursuant to
Article 2 and the license rights granted to DIVERSA by XOMA pursuant to Article 3, this Agreement may be terminated by the non-breaching party upon any material breach by the breaching party of any material obligation or condition of the Agreement, in either case effective five (5) days after giving notice to the breaching party of such termination in the case of a payment breach and sixty
(60) days after giving written notice to the breaching party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such breach is cured or shown to be non-existent within the aforesaid five (5) or sixty (60) day period, the notice shall be deemed automatically withdrawn and of no effect and the notifying party shall provide written notice to the breaching party of the withdrawal. A termination of the breaching party's rights and licenses pursuant to this Section 9.3 shall not effect the non-breaching party's rights and licenses, which shall continue until otherwise terminated in accordance with this Agreement.

     9.4 Termination for Insolvency. If voluntary or involuntary proceedings by or against either party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for either party, or proceedings are instituted by or against either party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if either party makes an assignment for the benefit of creditors, or substantially all of the assets of either party are seized or attached and not released within sixty
(60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

     9.5 Effect of Termination. (a) Termination of this Agreement shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

     (b) Upon any termination of this Agreement, DIVERSA and XOMA shall promptly return to the other party all Confidential Information received from the other party (except that each party may retain one copy for its files solely for the purpose of determining its rights and obligations hereunder).

     9.6 Survival. Sections 2.6, 2.7, 2.8, 4.1, 4.2, 4.3(e), 4.3(f), 9.1, 9.2,
9.3, 9.5 and 9.6, Articles 1, 6, 7, 8 and 10 and, only as to obligations arising prior to the date of termination, Sections 4.3(i), 4.3(j), 4.3(k), 5.4, 5.5, 5.6, 5.8, 5.9, 5.10, 5.11, 5.12 and 5.13 shall survive any ter-
mination hereof. Without limiting the foregoing, Articles 2 and 3 of this Agreement shall survive any termination hereof by DIVERSA, and Article 4 of this Agreement shall survive any termination hereof by XOMA. In the event of a termination by DIVERSA for cause, the provisions of Sections 4.1 and 4.2 shall not survive, except as they relate to activities occurring prior to the date of such termination.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

     10.1 Governing Laws. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles.

     10.2 Assignment. Neither party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent of the other party, other than (a) to one or more Affiliates, (b) to a successor of XOMA Ltd. under a Change in Control of XOMA Ltd. or to a successor of Diversa Corporation under a Change in Control of Diversa Corporation to which
Section 10.3 does not apply, or (c) to a Third Party in connection with the transfer or sale of all or substantially all or its business relating to antibody selection, development and production and the provision of related services (other than with respect to such a transfer or sale by DIVERSA to any Person listed or described in Section 10.3). Any such attempted transfer or assignment in violation of this Section 10.2 shall be void; provided, that in the event of a permitted Change in Control, the original party's (or its successor's) obligations hereunder shall continue. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     10.3 Certain Changes in Control. Notwithstanding any other provision of this Agreement to the contrary, the license and other rights granted pursuant to Articles 2 and 3 shall automatically terminate, without further action by the parties, in the event of (a) a transaction or series of related transactions in which [*] is a party and which results in a Change of Control of DIVERSA, or (b) a transaction or series of related transactions in which DIVERSA is a party and which results in a Change in Control of a person or entity described in clause
(a) above.

     10.4 Waiver. No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

     10.5 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

     10.6 Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

         DIVERSA:       Diversa Corporation
                        4955 Directors Place
                        San Diego, CA  92121-1609
                        Attn:  Intellectual Property Department

         XOMA:          XOMA Ireland Limited
                        Shannon Airport House
                        Shannon, County Clare
                        Ireland
                        Attn:  Company Secretary

                        with a copy (which shall not constitute notice) to:

                        Cahill Gordon & Reindel LLP
                        80 Pine Street
                        New York, New York 10005
                        Attn:  Geoffrey E. Liebmann


     10.7 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or DIVERSA as partners or joint venturers with respect to this Agreement. Except as expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

     10.8 Compliance with Laws. In exercising their rights under this license, the parties shall comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

     10.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code ("Title XI"), licenses of rights to "intellectual property" as defined in Title XI. During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other party, shall be promptly delivered to it (a) upon such party's written request following the commencement of such bankruptcy proceeding, unless the party subject to such bankruptcy proceeding, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other party's request following the rejection of this Agreement by or on behalf of the party subject to such bankruptcy proceeding. If a party has taken possession of all applicable embodiments of the intellectual property of the other party pursuant to this Section 10.9 and the trustee in bankruptcy of the other party does not reject this Agreement, the party in possession of such intellectual property shall return such embodiments upon request. If a party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), the other party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by law.

     10.10 Use of Name. Neither party shall use the name or trademarks of the other party, except to the extent that a party is permitted to use the Confidential Information of the other party pursuant to Article 6, without the prior written consent of such other party.

     10.11 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

     10.12 Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

     10.13 Arbitration. (a) Solely with respect to any dispute between the parties to this Agreement (other than any dispute which arises out of or relates to infringement, validity and/or enforceability of the XOMA Patent Rights or the DIVERSA Patent Rights) upon ten (10) days written notice, any party involved in the dispute may initiate arbitration by giving notice to that effect to the other party or parties involved in the dispute and by filing the notice with the American Arbitration Association or its successor organization ("AAA") in accordance with its Commercial Arbitration Rules. Such dispute shall then be settled by arbitration in California, in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the parties involved in the dispute, by a panel of three neutral arbitrators, who shall be selected by the parties involved in the dispute using the procedures for arbitrator selection of the AAA.

     (b) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the parties involved in the dispute, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 10.14(a).

     (c) All expenses of any arbitration pursuant to this Section 10.13, including fees and expenses of the parties' attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing party.

     10.14 Venue; Jurisdiction. (a) Any action or proceeding brought by either party seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California. Each party (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of California and to the jurisdiction of any United States District Court in the State of California, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any party or its successors or assigns, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction that may be called upon to grant an enforcement of the judgment of any such California state or federal court.

     (b) Process in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be served on any party anywhere in the world. Each party consents to service of process by registered mail at the address to which notices are to be given pursuant to
Section 10.6. Nothing herein shall affect the right of a party to serve process in any other manner permitted by applicable law. Each party further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its liability.

     (c) Each party agrees that it shall not, and that it shall instruct those in its control not to, take any action to frustrate or prevent the enforcement of any writ, decree, final judgment, award (arbitral or otherwise) or order entered against it with respect to this Agreement, the XOMA Patent Rights or the DIVERSA Patent Rights and shall agree to be bound thereby as if issued or executed by a competent judicial tribunal having personal jurisdiction situated in its country of residence or domicile.

     10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, XOMA and DIVERSA have executed this Agreement in duplicate originals by duly authorized officers.


DIVERSA CORPORATION                          XOMA IRELAND LIMITED


By:   ________________________________       By:   ___________________________
      Carolyn Erickson                             Alan Kane, Director
      V.P., Intellectual Property                  duly authorized for and
                                                   on behalf of XOMA Ireland
                                                   Limited in the presence
                                                   of:

                                             _________________________________

                                SCHEDULE 1.13(a)

                     DIVERSA Patent Rights -- Patents, Etc.


                                       [*]

                                SCHEDULE 1.13(b)

                  DIVERSA Patent Rights -- Third Party Licenses



                                      None.

                                  SCHEDULE 1.34

                               XOMA Patent Rights

Title:  Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use
Inventors:  Robinson, Liu, Horwitz, Wall, Better

          1) Based on PCT/US86/02269, which is a continuation-in-part of U.S. Serial No. 06/793,980 filed November 1, 1985 (abandoned).

     COUNTRY                      SERIAL NO.                   PATENT NO.
     -------                      ----------                   ----------

     *United States               06/793,980
     Australia                    65981/86                     Issued  606,320
     Canada                       521,909                      Abandoned
     Denmark                      3385/87                      Pending
     Taiwan                       75105650                     Issued  51922
     *United States               U.S. National Phase of
                                  PCT/US86/02269

          2) Based on PCT/US88/02514, which corresponds to U.S. Serial No. 07/077,528, which is a continuation-in-part of PCT/US86/02269 (abandoned), which is a continuation-in-part of U.S. Serial No. 06/793,980 (abandoned).

     COUNTRY                      SERIAL NO.              PATENT NO.
     -------                      ----------              ----------

     Australia                    23244/88                Issued 632,462
     Austria                      EP 88907510.7           Granted EP/0371998
     Belgium                      EP 88907510.7           Granted EP/0371998
     Canada                       572,398                 Granted 1,341,235
     Denmark                      192/90                  Pending
     Europe                       EP 88907510.7           Granted EP/0371998
     Europe                       EP 95119798.7           Granted EP/0731167
     France                       EP 88907510.7           Granted EP/0371998
     Germany                      EP 88907510.7           Granted EP/0371998
     Italy                        EP 88907510.7           Granted EP/0371998
     Japan                        506481/88               Granted 2991720
     Luxembourg                   EP 88907510.7           Granted EP/0371998
     Netherlands                  EP 88907510.7           Granted EP/0371998
     Sweden                       EP 88907510.7           Granted EP/0371998
     Switzerland/
     Liechtenstein                EP 88907510.7           Granted EP/0371998
     United Kingdom               EP 88907510.7           Granted EP/0371998
     Europe                       EP 93100041.8           Granted EP/0550400
     Austria                      EP 93100041.8           Granted EP/0550400
     Belgium                      EP 93100041.8           Granted EP/0550400
     France                       EP 93100041.8           Granted EP/0550400
     Germany                      EP 93100041.8           Granted EP/0550400
     Italy                        EP 93100041.8           Granted EP/0550400

     COUNTRY                      SERIAL NO.              PATENT NO.
     -------                      ----------              ----------

     Luxembourg                   EP 93100041.8           Granted EP/0550400
     Netherlands                  EP 93100041.8           Granted EP/0550400
     Sweden                       EP 93100041.8           Granted EP/0550400
     Switzerland/
     Liechtenstein                EP 93100041.8           Granted EP/0550400
     United Kingdom               EP 93100041.8           Granted EP/0550400
     *United States               07/077,528

          3) Based on U.S. Serial No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Serial No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Serial No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

     COUNTRY                      SERIAL NO.              PATENT NO.
     -------                      ----------              ----------

     *United States               07/501,092
     *United States               07/987,555
     *United States               07/870,404
     *United States               08/020,671
     United States                08/235,225              5,618,920
     United States                08/299,085              5,595,898
     United States                08/472,691              6,204,023
     United States                08/467,140              5,698,435
     United States                08/450,731              5,693,493
     United States                08/466,203              5,698,417

Title:  Novel Plasmid Vector with Pectate Lyase Signal Sequence
Inventors:  Lei, Wilcox

     Based on U.S. Application No. 07/142,039 filed January 11, 1988 and PCT/US89/00077

     COUNTRY                      SERIAL NO.              PATENT NO.
     -------                      ----------              ----------

     Australia                    29377/89                Granted 627,443
     Canada                       587,885                 Granted 1,338,807
     Europe                       EP 89901763.6           Granted EP/0396612
     Austria                      EP 89901763.6           Granted EP/0396612
     Belgium                      EP 89901763.6           Granted EP/0396612
     France                       EP 89901763.6           Granted EP/0396612
     Germany                      EP 89901783.6           Granted EP/0396612
     Italy                        EP 89901763.6           Granted EP/0396612
     Luxembourg                   EP 89901763.6           Granted EP/0396612
     Netherlands                  EP 89901763.6           Granted EP/0396612
     Sweden                       EP 89901763.6           Granted EP/0396612
     Switzerland/Liechtenstein    EP 89901763.6           Granted EP/0396612
     United Kingdom               EP 69901763.6           Granted EP/0396612

     COUNTRY                      SERIAL NO.              PATENT NO.
     -------                      ----------              ----------

     Japan                        501661/89               Granted 2,980,626
     *United States               07/142,039

__________________

*    Cases abandoned in favor of a continuing application.

                                  SCHEDULE 2.2

                           Transfer of XOMA Materials


                                       [*]

                                  SCHEDULE 2.5

                                 Form of Notice


XOMA owns a number of patents covering various aspects of bacterial antibody expression and phage display.

XOMA has licensed these patents on a non-exclusive basis to DIVERSA.

Under the license agreement with XOMA:

     DIVERSA cannot provide evolution services or transfer related products or information to you without first showing you a redacted copy of its license from XOMA and this notice.

     If you and DIVERSA enter into a written agreement by which you become a "DIVERSA Collaborator," then you will be permitted to use DIVERSA evolution services and related products and information to research, develop and commercialize antibody products.

     Collaborators do not, however, have the right to produce commercial quantities of such antibodies using XOMA's patented technology. Rather, collaborators only have the right to make research and development quantities of antibodies using the XOMA patent rights. Thereafter, unless the collaborator obtains a commercial production license from XOMA (which may be available), the collaborator must produce commercial quantities of antibodies using a method that does not infringe XOMA patent rights.

     Therefore, if you and DIVERSA enter into a written agreement, that agreement must contain certain provisions specified in the license agreement with XOMA, including:

o Terms pursuant to which you, as the recipient of any transferred materials, would agree to abide by each of the limitations, restrictions and other obligations provided for by the license agreement with XOMA, including without limitation the restrictions on use of such transferred materials for purposes other than research and development.

o A covenant not to use transferred materials for any purpose other than for research and development purposes otherwise authorized by the license agreement with XOMA.

o A provision that the "first sale" doctrine does not apply to any disposition of transferred materials.

o An agreement by you to further dispose of transferred materials only to a third party who otherwise meets the definition of a "DIVERSA Collaborator" set forth in the license agreement with XOMA and who executes a written agreement in which it undertakes all of the obligations applied to the transferring party.

                                  SCHEDULE 2.8

                          Third Parties and Activities


(i)  Third Parties Released From Past Infringement Pursuant to Section 2.8:

     [*]

(ii) Activities as to Which the Above Third Parties are Released:

     [*]

For the sake of clarity, if any Third Party identified on this Schedule 2.8 as a party on the Effective Date to an agreement set forth hereon has also collaborated with any other entity or person engaged in the Commercial Antibody Phage Display Business or Commercial Antibody Evolution Business, including but not limited to those entities referred to in Section 2.8 of the agreement to which this Schedule 2.8 is attached, then the release herein shall extend solely to the activities of such Third Party that are carried out pursuant to and in accordance with the agreement set forth on this Schedule 2.8 to which it is a party as in effect on the Effective Date.

                                 SCHEDULE 4.3(a)

                                       [*]

                                  SCHEDULE 6.4

                                  Press Release


        XOMA AND DIVERSA SIGN LICENSE AND ANTIBODY DEVELOPMENT AGREEMENT
********************************************************************************

BERKELEY, CA and SAN DIEGO, CA - January 6, 2004 - XOMA Ltd. (Nasdaq: XOMA) and Diversa Corporation (Nasdaq: DVSA) today announced that they have entered into a licensing and product development agreement. Under the terms of the agreement, Diversa will receive a license to use XOMA's antibody expression technology for developing antibody products independently and with collaborators, and an option to a license for the production of antibodies under the XOMA patents. XOMA will receive a license fee and potential future milestone and royalty payments. Under the terms of the development portion of the agreement, XOMA and Diversa will combine their respective capabilities to discover and develop antibodies for autoimmune-related diseases. Diversa will receive research funding and is entitled to receive milestones and royalties on any drugs developed under the agreement.

"We are excited to announce this relationship with Diversa," said John L. Castello, XOMA's chairman, president and chief executive officer. "Their ability to generate and optimize antibodies against challenging targets and to improve antibody performance is a valuable capability. XOMA's bacterial cell expression technology, in turn, is a valuable asset for Diversa's antibody discovery program."

"We are pleased by this new agreement with XOMA, a company that has demonstrated its ability to successfully develop protein therapeutics and bring them to market," stated Jay M. Short, Ph.D., President and Chief Executive Officer of Diversa Corporation. "This advances our pharmaceutical strategy for establishing drug development partnerships in areas other than anti-infectives, which we are focused on developing internally."

                                    - More -

About Diversa's Antibody Building System (ABS)
Diversa's Antibody Building System is designed to deliver superior antibodies by generating new antibodies against challenging targets and improving suboptimal antibodies. To create new antibodies, Diversa utilizes its synthetic antibody library of over a billion clones as a basis for generating antibodies against both traditional and refractory targets, as well as for creating agonistic antibodies. In addition to this de novo antibody generation, Diversa's Medicinal Evolution capabilities can be applied to engineer existing antibodies to meet specific criteria including stability, solubility, and affinity.

About XOMA's Cell Expression System
XOMA's Bacterial Cell Expression System is a flexible package of complementary technologies, materials, methods and know-how that provides many of today's leading biotechnology companies and XOMA collaborators with the ability to produce antibodies in bacteria for use as therapeutics and medical diagnostics, as well as for drug discovery, lead optimization and research purposes. The value of XOMA's Bacterial Cell Expression System's ability to produce a wide variety of immunoglobulins is well recognized, as evidenced by the fact that more than 25 companies currently hold a license for expression of molecules in bacteria.

About Diversa
Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. In addition, Diversa has formed alliances and joint ventures with market leaders, such as BASF, The Dow Chemical Company, DuPont Bio-Based Materials, Givaudan Flavors Corporation, GlaxoSmithKline plc, Invitrogen Corporation, and affiliates of Syngenta AG. Additional information is available at Diversa's website: www.diversa.com.

About XOMA
XOMA develops and manufactures antibody and other protein-based biopharmaceuticals for disease targets that include cancer, immunological and inflammatory disorders, and infectious diseases. XOMA's programs include collaborations with Genentech, Inc. on the RAPTIVA(TM) antibody for psoriasis (marketed), psoriatic arthritis (Phase II) and other indications; with Millennium Pharmaceuticals, Inc. on a recombinant protein, MLN 2222, for reducing the incidence of post-operative events in coronary artery bypass graft surgery patients employing cardiopulmonary bypass (Phase I); and with Alexion Pharmaceuticals, Inc. on a c-MPL agonist antibody to treat chemotherapy-induced thrombocytopenia.

                                    - More -


Bactericidal/permeability-increasing protein (BPI)-derived programs include NEUPREX(R) in a Phase I/II study to limit complications following pediatric cardiopulmonary bypass surgery, and XMP.629, a topical formulation of a BPI-derived compound for acne (Phase I). Other development programs focus on antibodies and other compounds developed by XOMA for the treatment of cancer and retinopathies. For more information about XOMA's pipeline and activities, please visit XOMA's website at http://www.xoma.com/.


Diversa Forward-Looking Statements
Statements in this press release that are not strictly historical are "forward-looking" and involve a high degree of risk and uncertainty. These include statements related to possible products developed under the agreement with XOMA or independently or with collaborators, the receipt of additional payments for products developed under the agreement, the establishment of drug de-velopment partnerships, and the ability of Diversa's Antibody Building System to generate new antibodies and to improve antibodies, all of which are prospective. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with Diversa's new and uncertain technologies, risks associated with Diversa's dependence on patents and proprietary rights, risks associated with Diversa's protection and enforcement of its patents and proprietary rights, risks associated with XOMA's technologies and intellectual property, Diversa's dependence on existing collaborations, Diversa's ability to maintain the agreement with XOMA, the ability of Diversa to commercialize products using Diversa's technologies and/or the technologies licensed by Diversa under the agreement with XOMA, the development or availability of competitive products or technologies, and the future ability of Diversa to enter into and/or maintain collaboration and joint venture agreements,. Certain of these factors and others are more fully described in Diversa's filings with the Securities and Exchange Commission, including, but not limited to, Diversa's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.


Re: XOMA
Certain statements contained herein related to product development, licensing or collaborative arrangements or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These and other risks, including those related to the results of discovery research and pre-clinical testing, the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data), changes in the status of the existing collaborative relationships, the ability of collaborators and other partners to meet their obligations, market demand for products, scale up and marketing capabilities, competition, international operations, share price volatility, XOMA's financing needs and opportunities, uncertainties regarding the status of biotechnology patents, uncertainties as to the cost of protecting intellectual property and risks associated with XOMA's status as a Bermuda company, are described in more detail in the Company's most recent annual report on Form 10-K and in other SEC filings.

                                       ###



                                      -3-